KfW – A two minute guide
KfW at a glance
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The promotional bank of the Federal Republic of Germany, established in
1948 as a public law institution
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Benefits from explicit and direct statutory guarantee and institutional liability from the Federal Republic of Germany, expressly provided in the KfW law
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Regulated by the “Law concerning KfW” and exempt from corporate taxes
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Supervision by the German Federal Ministry of Finance and the German
Financial Supervisory Authority “BaFin”
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Subject to certain provisions of the German Banking Act by analogy, large parts effective as of July 1, 2016
Ownership structure
Our credit quality*
The Law Concerning KfW expressly provides that the Federal Republic of Germany guarantees all existing and future obligations of KfW in respect of money borrowed, bonds and notes issued and derivative transactions entered into by KfW, as well as obligations of third parties that are expressly guaranteed by KfW (Law
Concerning KfW, § 1a).
* A rating is not a recommendation to buy, hold or sell the securities. Ratings are subject to revision or withdrawal at any time by the assigning rating organization.
Each rating should be evaluated independently of any other rating.
Rating agency Short-term rating Long-term rating Outlook
Fitch Ratings F1+ AAA Stable
Moody’s P-1 Aaa Stable
Standard & Poor’s A-1+ AAA Stable
Our financial performance
(consolidated financial statements prepared in accordance with IFRS as adopted by the EU; capital ratios are calculated voluntarily for internal purposes on the basis of the main legal provisions)
Our responsibility
We take particular responsibility for promoting the protection of the environment and the climate
Share of environment investment financings of total promotional business volume in 2014: 36%
* As of December 31
EUR in bn 2014 2013
Total promotional business volume 74.1 72.5
Operating result before valuation (before promotional activities)
2.0 2.3
Consolidated profit 1.5 1.3
Total assets * 489.1 464.8
Equity * 21.6 20.5
Tier 1 ratio * 14.1% 20.6%
Total capital ratio * 15.1% 22.3%
Our main activities comprise:
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Promotion of small and medium-sized enterprises, business founders, start-ups and self-employed professionals
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Provision of housing-related loans and grants as well as financing for education to private individuals
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Financing for infrastructure projects, primarily for municipalities, and global funding to other German regional development agencies and financial institutions
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Export and project finance
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Promotion of developing and transition countries
Filed pursuant to Rule 433
Registration No. 333-192196
Strictly Private and Confidential
80%
20%
Federal Republic of Germany
German federal states
The following information is dated May 12, 2015 and has not been subsequently updated. No person other than KfW has been authorized to use or distribute this document.

KfW – A two minute guide
Our funding strategy and instruments
Benchmark Programs (EUR & USD)
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Global format - SEC registered
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Target size: 3 - 5 billion
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Benchmark maturities:
e.g., 3y, 5y, 10y
Other Public Bonds
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Strategic non-core markets:
AUD, CAD, GBP, NOK, NZD, SEK
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Niche markets: e.g., BRL, TRY, ZAR
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Complementary issues in EUR & USD
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Fixed or floating rate, callables
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EMTN or global format
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“Green Bonds – Made by KfW”
Private Placements *
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Tailor-made structured notes
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Flexible in currency, structure, and
maturity
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EMTN or US-MTN format
* Term used here in the commercial sense to refer
to sales to a specific investor or a limited number
of investors.
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Funding volume Issuance by instruments
Issuance by currencies
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KfW Bankengruppe: www.kfw.de
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KfW’s SEC-registered securities and company information:
www.sec.gov/edgar/searchedgar/companysearch.html
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Subscription to KfW’s e-mail US-newsletter under: www.kfw.de/us-
investors
Dr. Frank Czichowski Treasurer + 49 69 7431-2165 frank.czichowski@kfw.de
Horst Seissinger Head of Capital Markets + 49 69 7431-2048 horst.seissinger@kfw.de
Petra Wehlert Head of New Issues + 49 69 7431-4650 petra.wehlert@kfw.de
Alexander Liebethal Head of New Issues + 49 69 7431-4656 alexander.liebethal@kfw.de
Jürgen Köstner Head of Investor Relations + 49 69 7431-3536 juergen.koestner@kfw.de
How to contact us
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Where to find out more
Top ESG-ratings (Environmental, Social & Governance)
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Among the world’s best ESG-rated
financial institutions according to
independent rating agencies
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Top-5 rankings across these agencies:
KfW’s US-MTN Program
Fact Sheet
Program volume USD 10 billion
Targeted investors US-domiciled investors
Currencies USD and other currencies
Governing law, forum German law, Frankfurt am Main
Listing None
Registered with the SEC Yes
Strictly Private and Confidential
KfW is one of the largest regular borrowers in international capital markets.
We are committed to a responsible issuance strategy focusing on the liquidity and stability of our bonds.
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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov/edgar.shtml. KfW’s prospectus supplement relating to the US MTN Program is available through the following link:
http://www.sec.gov/Archives/edgar/data/821533/000119312513445116/d627595d424b3.htm . KfW’s base prospectus relating to SEC-registered notes is available through the following link: http://www.sec.gov/Archives/edgar/data/821533/000119312513445094/d624297d424b3.htm. Alternatively, the issuer will arrange to send you the prospectus, which you may request by calling collect 1800 292 0049 (for the operator) and then 069 7431 22 22  (for KfW's
Investor Relations Team) or by emailing investor.relations@kfw.de.